Exhibit 10.13

LEGG MASON, INC.

1996 Equity Incentive Plan

RESTRICTED STOCK AGREEMENT

Legg Mason, Inc. (the “Company”) hereby grants to you (the “Participant”), pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan (the “Plan”), a restricted stock award (the “Award”) of shares of the Company’s Common Stock, $.10 par value per share (the “Shares”), upon and subject to the restrictions, terms and conditions set forth below. The date of grant of the Award provided hereby (the “Grant Date”) shall for all purposes be                     , the date on which incentive compensation is paid by the Company.

This Award is subject in all respects to the applicable provisions of the Plan. Such provisions are incorporated herein by reference and made a part hereof. Capitalized terms not defined herein that are defined in the Plan shall have the meanings specified in the Plan.

In addition to the terms, conditions and restrictions set forth in the Plan, all terms, conditions and restrictions set forth in this Agreement are applicable to the Award granted hereby.

1. Rights as a Stockholder.

Commencing on the Grant Date, the Participant shall have the right to vote the Shares subject to this Award and to receive dividends and other distributions thereon unless and until such shares are forfeited pursuant to Section 3 hereof; provided, however, that a dividend or other distribution (including, without limitation, a stock dividend or stock split), other than a cash dividend or distribution, shall be delivered to the Company and shall be subject to the same vesting schedule and other restrictions as the Shares with respect to which such dividend or other distribution was made. In connection with the payment of such dividends or other distributions, the Company may deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of Participant. The Participant shall be entitled to retain cash dividends and distributions received regardless of whether the Shares with respect to which such dividends or distributions were made are subsequently forfeited pursuant to Section 3 hereof. Notwithstanding anything to the contrary, prior to the date on which the Shares subject to this Award vest pursuant to Section 3 hereof, such Shares shall be subject to the restrictions on transferability contained in Section 4.1 hereof.

2. Custody and Delivery of Shares.

Shares subject to this Award (and any related property received under Section 1 hereof) will be issued in street name and held in the Participant’s account at Legg Mason Wood Walker, Incorporated (“LMWW”). Participant may not receive share certificates representing unvested Shares subject to this Award. LMWW will reflect on the account the restrictions under which the Shares are held and will not allow transfer of any Shares subject to the Award prior to the date on which such Shares vest pursuant to Section 3 below. Participant authorizes LMWW to deliver to the Company any Shares subject to this Award that are forfeited pursuant to Section 3 below. Share certificates representing vested Shares will be issued only upon the request of Participant. The Company will pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any Shares hereunder.

3. Vesting and Forfeiture.

(a) Except as otherwise provided in the Plan or this Agreement, the Shares subject to this Award shall vest, shall become transferable and shall cease to be subject to forfeiture (to “vest”) in accordance with the following schedule: thirty-three percent (33%) of the Shares subject to this Award shall vest on each of                     ,                      and                     .

(b) All restrictions upon all Shares subject to this Award shall lapse, and all such Shares shall immediately vest upon the earliest to occur of any of the following events:

(1)	a Change of Control (as defined below); or

(2)	the termination of Participant’s employment with the Company by reason of (i) his or her death or (ii) his or her Permanent Disability (as defined below); or

(3)	The Participant’s death or Permanent Disability (as defined below) during the Participant’s Retirement (as defined below).

(c) In the event the Participant shall cease being employed by the Company or its subsidiaries, for any reason other than Retirement (as defined below), prior to the date on which all Shares subject to this Award have vested pursuant to any of the preceding paragraphs of this Section 3, this Award shall immediately terminate, on the date on which Participant’s employment terminates, with respect to all such Shares that have not vested and all the Shares subject to this Award that have not vested as of such date (together with any related property held by the Company pursuant to Section 1 hereof) shall be forfeited to the Company.

(d) In the event the Participant shall cease being employed by the Company or its subsidiaries as a result of Retirement prior to the date on which all Shares subject to this Award have vested pursuant to any of the preceding paragraphs of this Section 3, this Award shall not be terminated under paragraph (c) above and vesting of the Shares subject to this Award shall continue pursuant to paragraphs (a) and (b) above so long as the Participant meets the definition of Retirement provided below. If the Participant subsequently ceases to meet the definition of Retirement prior to the date on which all Shares subject to this Aware have vested pursuant to any of the preceding paragraphs of this Section 3, then this Award shall immediately terminate, on the date on which Participant ceases to meet the definition of Retirement, with respect to all such Shares that have not vested and all the Shares subject to this Award that have not vested as of such date (together with any related property held by the Company pursuant to Section 1 hereof) shall be forfeited to the Company.

(e) For purposes of this Agreement:

(1) a “Change of Control” shall be deemed to have occurred at such time as (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) other than an affiliate of the Company on the date hereof, becomes the beneficial owner (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company or a successor representing 50% or more of the combined voting power of the Company’s then outstanding securities having the ordinary right to elect directors of the Company or (ii) the Company’s stockholders shall have approved any agreement providing for a merger in which the Company will not remain an independent publicly owned company or a consolidation or sale or other disposition of all or substantially all of the assets of the Company, other than a transaction in which the Company or its stockholders own 50% or more of the combined voting power of the resulting entity.

(2) Participant shall be considered to have suffered a “Permanent Disability” if Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in Participant’s death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(3) “Retirement” shall mean that Participant has retired from the Company and is not employed by and does not otherwise represent, in any capacity other than as a non-employee director, any financial services company that competes with the Company or its subsidiaries. Whether any particular financial services company competes with the Company or its subsidiaries shall be determined by the Committee, in its sole discretion.

4. Additional Terms and Conditions of Award.

4.1. Nontransferability of Shares.

Prior to the date on which Shares subject to this Award vest pursuant to Section 3 hereof, such Shares may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such Shares shall be null and void.

4.2. Securities Laws.

Participant hereby represents and covenants that if in the future the Participant decides to offer or dispose of any Shares subject to this Award or interest therein, the Participant will do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and all applicable state securities laws. As a condition precedent to the delivery to Participant of any Shares subject to this Award, Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents and make any representation and warranty to the Company which the Committee shall in its sole discretion deem necessary or advisable.

4.3. Adjustment.

In the event that there occurs (a) any change in the number of outstanding shares of Common Stock of the Company through the declaration of dividends, stock splits or the like or through any change in the capital account of the Company or any other transaction referred to in Section 424(a) of the Internal Revenue Code (the “Code”) or (b) any other change in the capital structure or in the Common Stock of the Company, then, if applicable, the number and class of shares subject to this Award shall be adjusted as provided in the Plan. Any decision of the Committee regarding the amount and timing of any adjustment will be final and conclusive.

4.4. Compliance with Applicable Law.

This Award is subject to the condition that if the listing, registration or qualification of the Shares subject to this Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares hereunder, the Shares subject to this Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

4.5. Withholding; Tax Matters

(a) Participant will remit to the Company by check an amount sufficient to satisfy any federal, state or local withholding tax requirements, prior to the delivery of Shares pursuant to Section 2 hereof. If Participant fails to provide the check described in the previous sentence by the date any withholding tax with respect to any Shares granted hereunder is due, the Company will, and Participant hereby authorizes the Company to, withhold delivery of Shares or deduct amounts required to be withheld from payments of any kind by the Company or its subsidiaries to which Participant would otherwise be entitled, including without limitation salary, bonus and other compensation.

(b) If Participant makes the election provided under Section 83(b) of the Code to be taxed currently on the value of any Shares subject to this Award notwithstanding the restrictions placed upon such Shares (the “Section 83(b) Election”), Participant will promptly notify the Company, will complete, sign and return to the Company the Section 83(b) Election Form which was distributed to Participant and will remit to the Company with such form a check in an amount sufficient to satisfy any federal, state or local withholding tax requirements.

(c) The Company reserves the right to make whatever further arrangements it deems appropriate for the withholding of taxes in connection with any transaction contemplated by this Agreement or the Plan, including, without limitation, providing for payments of withholding taxes by deducting amounts required to be withheld, plus interest thereon, from payments of any kind by the Company or any of its subsidiaries to which Participant would otherwise be entitled.

4.6. Award Confers no Rights to Continued Employment.

Nothing in the Plan or in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any subsidiary of the Company for a specified period of time or interfere with the right of the Company and its subsidiaries to terminate such employment at any time.

4.7. Decisions of Committee.

The Committee shall have the right to resolve all questions which may arise in connection with this Award. Any interpretation, determination or other action made or taken by the Board of Directors of the Company or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

5. Miscellaneous Provisions.

5.1. Successors; Assignments and Transfers.

This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder. The rights and interests of Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except in the event of death of Participant, by will or by the laws of descent and distribution. This Agreement may be assigned by the Company without the Participant’s consent.

5.2. Notices.

All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, or (b) by mailing in the United States mails to the address of the party entitled thereto as set forth below, via certified or registered mail, return receipt requested. The notice shall be deemed to be received in case of delivery, on the date of its actual receipt by the party entitled thereto, and in case of mailing, five days following the date of such mailing. Any notice mailed to the Company shall be addressed to the Restricted Stock Administrator of the Company at 100 Light Street, Baltimore, Maryland 21202. Any notice mailed to Participant shall be addressed to Participant at Participant’s address as reflected in the personnel records of the Company. Either party hereto may designate a different address for notices than the one provided herein by notice to the other.

5.3. Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of Maryland (without regard to conflicts of laws rules thereof).

5.4. Counterparts.

This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

LEGG MASON, INC.

By:

Name: Robert F. Price
Title: Senior Vice President,
General Counsel and Secretary

In order to indicate your acceptance of the shares of restricted stock granted by this Agreement subject to the restrictions and upon the terms and conditions set forth above and in the Plan, please execute and immediately return to                     , the Restricted Stock Administrator of the Company, one copy of this Agreement.

Agreed and Accepted this      day of             , 200    .

[Name]

SHARES AWARDED

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